Exhibit 4.58

ADDENDUM No 1

to

Management Agreement dated [                                   ]
as amended by the Addendum dated [                                   ]
(the "Management Agreement")

Between
[                                   ]
of [                                   ]
(as Owner)

And

Aliseas Marine S.A.
of Liberia,
(as Manager)

In respect of the management of the vessel [                                   ] (the "Vessel")

It is this, 1st day of June 2011, mutually agreed between the Owner and the Manager that:

-the per day remuneration (the "Management Fee") which is paid by the Owner to the Manager as per Clause 8.03 of the Management Agreement, currently amounting to €620 (Euros Six Hundred and Twenty), has been adjusted in accordance with the official Eurozone inflation rate for a period of 1 year, commencing on June 1, 2011 and ending on May 31st 2012. Thereafter the Management Fee shall be adjusted annually in accordance with the official Eurozone inflation rate with effect as of June 1, 2012.

All other fees, terms, conditions and provisions of the Management Agreement remain unaltered and in full force and effect.

IN WITNESS WHEREOF the parties have signed this Addendum No 1 this 1st day of June, 2011.

FOR THE OWNER	FOR THE MANAGER